Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

XUHANG HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Ordinary shares, par value $0.002 per share(2)	Rule 457(a)	6,533,578	4.00	$26,134,312	0.00014760	$3,857.42

Fees Previously Paid	Equity	Ordinary shares, par value $0.002 per share(3)	Rule 457(a)	3,162,500	4.00	$12,650,000	0.00011020(4)	$1,394.03
	Equity	Representative’s warrants(5)	Rule 457(g)	—	—	—	—	—
	Equity	Ordinary shares underlying the representative’s warrants	Rule 457(a)	158,125	5.20	$822,250	0.00011020(4)	$90.61

	Total Offering Amounts					$39,606,562		$5,342.06

	Total Fees Previously Paid							$10,797.40

	Total Fee Offset							$0

	Net Fee Due							$0

(1)

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares to cover over-allotment, if any.

(2)

The registration statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by the selling shareholders of the Registrant of up to 6,533,578 ordinary shares previously issued to the selling shareholder as identified in the Resale Prospectus.

(3)

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)	Reflecting the previous filing fee rate effective as of March 31, 2023, when the Registrant initially filed its registration statement.

(5)

The Registrant will issue to the representative warrants to purchase a number of ordinary shares equal to an aggregate of 5% of the ordinary shares sold in the offering, including any ordinary shares issued upon exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 130% of the offering price of the ordinary shares offered hereby. The representative’s warrants are exercisable at any time, and from time to time, in whole or in part, beginning from 180 days following the date of commencement of sales of ordinary shares in this offering and expiring on the third-year anniversary of such date.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s ordinary shares underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.